Exhibit 99.1

News Release

1680 Capital One Drive, McLean, VA 22102-3491

FOR IMMEDIATE RELEASE: May 30, 2007

Contact:	Tatiana Stead
Corporate Communications
703-720-2352
tatiana.stead@capitalone.com

Capital One’s Gregor Bailar Announces Plans to Step Down As CIO

Bailar leaving to pursue philanthropic interests, Capital One IT Veteran, Rob Alexander, to lead IT

McLean, Va. (May 30, 2007) – Capital One Financial Corporation (NYSE: COF) announced today that Gregor Bailar, Chief Information Officer, will be leaving the company to pursue various philanthropic pursuits. The company also announced that Robert M. Alexander, who currently serves as Capital One’s Executive Vice President for Internet and Enterprise Customer Management (ECM), will assume the role of CIO and Head of ECM.

Effective September 1, Alexander will be responsible for all CIO accountabilities including enterprise-wide IT strategy, IT infrastructure and architecture, and central data management, information risk and business continuity. In his new role, Alexander will unite the IT and customer infrastructure at Capital One to help drive faster innovation and time to market while ensuring strong controls, greater efficiency and a more integrated customer experience.

Most recently, Alexander served as the lead executive for the largest information technology system replacement program in the history of Capital One. Alexander led a three-year, cross-functional effort to deliver the new infrastructure for Capital One’s credit card businesses, replacing the billing system and ancillary systems and processes.

Since joining Capital One in 1998 from Boston-based strategic consulting firm Bain & Company, Alexander has had responsibility at various times for a number of Capital One’s lending businesses, including the US Credit Card and Installment Loan businesses. In that capacity, he provided oversight to all marketing, portfolio management, and credit policy activities associated with these businesses. Alexander also led the formation and start up of the company’s credit card e-commerce business.

“Transforming our Internet channel and creating a more integrated customer experience across our businesses drives important decisions about our IT infrastructure,” said Fairbank. “Rob is a strong leader with a proven track record for delivering results. He brings together a deep business experience and an in-depth knowledge of our IT architecture and infrastructure.”

Bailar’s decision to leave Capital One comes after six years as the company’s CIO. “Gregor played an integral part in positioning our businesses to compete and win in each of their intensely competitive markets,” said Fairbank. “Gregor leaves us with a deep and talented roster of leaders who, along with Rob, will help drive the next generation of IT.”

“Working at Capital One has been a terrific experience,” said Bailar. “I am proud of our IT organization and our achievements. With Rob at the helm, I have every confidence that the IT organization at Capital One will continue to be a strategic partner, helping lines of business continue to deliver strong results.”

Bailar will work closely with Alexander and the Capital One executive management team to ensure an orderly transition of responsibilities and will remain in a consulting role through the end of the year.

About Capital One

Headquartered in McLean, Virginia, Capital One Financial Corporation (www.capitalone.com) is a financial holding company, with more than 720 locations in New York, New Jersey, Connecticut, Texas and Louisiana. Its principal subsidiaries, Capital One Bank, Capital One, F.S.B., Capital One Auto Finance, Inc., Capital One, N.A., and North Fork Bank offer a broad spectrum of financial products and services to consumers, small businesses and commercial clients. Capital One’s subsidiaries collectively had $87.7 billion in deposits and $142.0 billion in managed loans outstanding as of March 31, 2007. Capital One, a Fortune 500 company, trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.

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